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                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


Mellon Financial Corporation (and its subsidiaries)
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                                                                        Quarter ended                         Nine months ended
                                                                         September 30,                          September 30,
(dollar amounts in millions)                                         1999             1998                1999                1998
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
Income before income taxes and impact of accounting change          $ 373  (a)       $ 338              $1,107 (b)          $1,001
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases,
 trust-preferred securities expense and
 amortization of debt issuance costs                                  145              146                 445                 424
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       Total earnings (as defined), excluding
         interest on deposits                                         518              484               1,552               1,425
Interest on deposits                                                  218              248                 646                 717
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       Total earnings (as defined)                                  $ 736            $ 732              $2,198              $2,142
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Preferred stock dividend requirements (c)                           $   -            $   -              $    -              $   13
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                     3.57 (a)         3.29                3.49 (b)            3.35
  Including interest on deposits                                     2.03 (a)         1.85                2.01 (b)            1.88
Ratio of earnings (as defined) to combined
fixed charges and preferred stock dividends:
  Excluding interest on deposits                                     3.57 (a)         3.29                3.49 (b)            3.25
  Including interest on deposits                                     2.03 (a)         1.85                2.01 (b)            1.85
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(a)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for the quarter ended September 30, 1999, exclude from earnings
     (as defined) an $8 million pre-tax net loss from divestitures. Had these computations included the net loss from divestitures, the ratio of earnings
     (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends both would have been
     3.52 excluding interest on deposits and 2.00 including interest on deposits.
(b)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1999, exclude from earnings (as defined) a $134 million pre-tax net gain from divestitures and
     $56 million pre-tax of nonrecurring expenses. Had these computations included the net gain from divestitures and nonrecurring expenses, the ratio of earnings (as defined) to fixed charges and the ratio of earnings
     (as defined) to combined fixed charges and preferred stock dividends both would have been 3.66 excluding interest on deposits and 2.09 including interest on deposits.
(c)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.


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